Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement No. 333-124702 on Form S-8 of our report relating to the financial statements of BofI Holding, Inc. dated September 12, 2005, appearing in the Annual Report on Form 10-K of BofI Holding, Inc. for the year ended June 30, 2005.

/s/ DELOITTE & TOUCHE LLP

Los Angeles, California
September 14, 2005